Exhibit 99.1

GUESS?, INC.	NEWS RELEASE

GUESS?, INC. REPORTS Q2 EPS GROWTH OF 43% TO A RECORD OF $0.57

RAISES FISCAL 2009 EPS GUIDANCE TO A RANGE OF $2.47 TO $2.53

INCREASES QUARTERLY DIVIDEND 25% TO 10 CENTS PER SHARE

Second Quarter Highlights

- Global revenues increased 33% to a record of $515 million

- European revenues up 61%

- North American retail revenues up 20%; comp sales up 8.1%

- Licensing revenues up 22%

- Operating earnings increased 43% and operating margin improved 120 basis points to 16.5%

- Net earnings increased 44% to $53.8 million

LOS ANGELES, September 3, 2008 – Guess?, Inc. (NYSE: GES) today reported financial results for the second quarter of its 2009 fiscal year, which ended August 2, 2008.

Second Quarter 2009 Results

For the second quarter of fiscal 2009, the Company reported record net earnings of $53.8 million, an increase of 43.6% compared to net earnings of $37.5 million for the quarter ended August 4, 2007. Diluted earnings per share increased 42.5% to $0.57 in the current quarter versus $0.40 in the prior year quarter.

Paul Marciano, Chief Executive Officer, commented, “We are very pleased with our strong performance this quarter. These results are a testament to the strength of our brand and to the successful execution of our global growth strategy. Our performance in this difficult U.S. retail environment demonstrates the power of our diversified business model to generate above average top and bottom line growth, even in challenging times. In the second quarter, each of our businesses posted double-digit revenue growth and increased operating profit. Combined, we increased our global revenues by 33% and net earnings by 44%. Our international businesses once again contributed solid revenue and earnings growth, with Europe leading all business segments with a revenue increase in excess of 60% and earnings that more than doubled. In North America, our retail business performed well, delivering 20% revenue growth and our 22nd consecutive quarter of same store sales growth.”

Mr. Marciano continued, “Our business continues to grow globally as we deliver products that support the lifestyle of our customers. We continue to strengthen our assortments and have made significant improvements toward this goal with several of our product categories including denim, which is, once again, a major focus for us. We remain confident that the investments we are making around the world will support our global expansion effectively and position us well for further profitable growth.”

Total net revenue for the second quarter of fiscal 2009 increased 32.7% to $515.2 million from $388.3 million in the prior-year quarter. The Company’s retail stores in North America generated revenue of $242.4 million in the second quarter of fiscal 2009, a 20.2% increase from $201.6 million in the same period a year ago. Comparable store sales increased 8.1% for the second quarter of fiscal 2009, compared to the same period a year ago. The Company operated 407 retail stores in the U.S. and Canada at the end of the second quarter of fiscal 2009 versus 347 stores a year earlier.

Net revenue from the Company’s wholesale segment, which includes the Company’s Asian operations, increased 26.3% to $72.4 million in the second quarter of fiscal 2009, from $57.3 million in the prior-year period.

Net revenue from the Company’s European segment increased 61.5% to $174.2 million in the second quarter of fiscal 2009, compared to $107.9 million in the prior-year period.

Licensing segment net revenue increased 21.7% to $26.2 million in the second quarter of fiscal 2009, from $21.5 million in the prior-year period.

Operating earnings for the second quarter of fiscal 2009 increased 43.2% to $85.0 million (including a $5.9 million favorable currency translation benefit) from $59.4 million in the prior-year period. Last year’s second quarter operating results benefited from a $3.1 million cumulative gift card breakage adjustment. Operating margin in the second quarter increased 120 basis points to 16.5%, compared to the prior year’s quarter. This margin expansion was the result of higher European product margins (including the impact of the strong Euro), a higher mix of European business, and operating expense leverage in North America and Europe. These were partially offset by lower North American product margins (including the impact of last year’s cumulative gift card breakage adjustment), and additional expenses to support new businesses, including Asia.

The Company’s effective tax rate for the second quarter of fiscal 2009 was 36.0%, down from 39.1% for the second quarter of the prior year.

Six-Month Period Results

For the six months ended August 2, 2008, the Company reported net earnings of $101.6 million, an increase of 39.2% compared to net earnings of $73.0 million for the six months ended August 4, 2007.  Diluted earnings per share increased 38.5% to $1.08 per share in the first six months of the current 2009 fiscal year versus $0.78 per share in the comparable six-month period last year.

Total net revenue for the first six months of fiscal 2009 increased 31.1% to $1,004.4 million from $766.2 million in the prior-year period.  The Company’s retail stores in North America generated revenue of $454.3 million in the first six months of fiscal 2009, a 19.2% increase from $381.1 million in the same period a year ago.  Comparable store sales increased 7.6% for the six months ended August 2, 2008, compared to the six months ended August 4, 2007.  Net revenue from the Company’s wholesale segment, which includes the Company’s Asian operations, increased 26.6% to $147.5 million in the first six months of fiscal 2009, from $116.5 million in the prior-year period.  Net revenue from the Company’s European segment increased 55.6% to $352.9 million in the first six months of fiscal 2009, compared to $226.8 million in the prior-year period.  Licensing segment net revenue increased 18.7% to $49.7 million in the first six months of fiscal 2009, from $41.9 million in the prior-year period.

Operating earnings for the first six months of fiscal 2009 increased 37.2% to $160.9 million (including an $11.8 million favorable currency translation benefit) from $117.3 million in the prior-year period.  Operating margin in the first six months of fiscal 2009 improved 70 basis points to 16.0%, compared to the prior-year period. This margin expansion was the result of higher European product margins (including the impact of the strong Euro), and a higher mix of European business, partially offset by lower North American product margins.

Outlook

The Company’s expectations for the fiscal year ending January 31, 2009, are now as follows:

-	Consolidated net revenues are expected to range from $2.06 billion to $2.11 billion.
-	Operating margin is expected to be about 17.7%.
-	Diluted earnings per share are expected to be in the range of $2.47 to $2.53.

These expectations include the impact of 951,000 shares repurchased during the second quarter of fiscal 2009.

Dividend

The Company also announced today that its Board of Directors has approved a quarterly cash dividend of $0.10 per share on the Company’s common stock, a 25% increase over its most recent quarterly dividend. This dividend will be payable on October 3, 2008 to shareholders of record at the close of business on September 17, 2008.

The Company will hold a conference call at 4:30 pm (ET) on September 3, 2008 to discuss the news announced in this press release. A live webcast of the conference call will be accessible at www.guessinc.com via the “Investor’s Info” link. The webcast will be archived on the website for 30 days.

Guess?, Inc. designs, markets, distributes and licenses a lifestyle collection of contemporary apparel, denim, handbags, watches, footwear and other related consumer products. As of August 2, 2008, the Company operated 407 retail stores in the United States and Canada and 620 retail stores outside of North America, of which 71 were directly owned. The Company also distributes its products through better department and specialty stores around the world. For more information about the Company, please visit www.guessinc.com.

Except for historical information contained herein, certain matters discussed in this press release, including statements concerning the Company’s future prospects and guidance for the full year of fiscal 2009, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are only expectations, and involve known and unknown risks and uncertainties, which may cause actual results in future periods to differ materially from what is currently anticipated. Factors which may cause actual results in future periods to differ materially from current expectations include our ability to, among other things, anticipate consumer preferences, effectively operate our various retail concepts, effectively manage inventories, successfully execute our strategies, including our supply chain and international growth strategies, currency fluctuations and domestic and international general economic conditions and consumer confidence. In addition to these factors, the economic and other factors identified in the Company’s most recent annual report on Form 10-K and other filings with the Securities and Exchange Commission, including but not limited to the risk factors discussed therein, could cause actual results to differ materially from current expectations.

Contact: Guess?, Inc.
Investor Relations
(213) 765-5578

Source: Guess?, Inc.

Guess?, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(dollars in thousands, except per share data)

	Three Months Ended				Six Months Ended
	August 2,		August 4,		August 2,		August 4,
	2008		2007		2008		2007
	$	%	$	%	$	%	$	%
Net revenue
Product sales	$488,956	94.9%	$366,739	94.5%	$954,691	95.1%	$724,382	94.5%
Net royalties	26,216	5.1%	21,548	5.5%	49,701	4.9%	41,854	5.5%
	515,172	100.0%	388,287	100.0%	1,004,392	100.0%	766,236	100.0%

Cost of product sales	283,017	54.9%	214,935	55.4%	550,998	54.9%	425,471	55.5%

Gross profit	232,155	45.1%	173,352	44.6%	453,394	45.1%	340,765	44.5%

Selling, general and administrative expenses	147,145	28.6%	113,991	29.3%	292,459	29.1%	223,470	29.2%

Earnings from operations	85,010	16.5%	59,361	15.3%	160,935	16.0%	117,295	15.3%

Other (income) expense:
Interest expense	799	0.2%	387	0.1%	1,824	0.2%	1,311	0.2%
Interest income	(1,553)	(0.3)%	(2,036)	(0.5)%	(3,086)	(0.3)%	(3,748)	(0.5)%
Other, net	724	0.1%	(530)	(0.1)%	1,632	0.1%	361	—

Earnings before income taxes and minority interests	85,040	16.5%	61,540	15.8%	160,565	16.0%	119,371	15.6%

Income taxes	30,616	6.0%	24,036	6.1%	57,805	5.8%	46,399	6.1%
Minority interest	592	0.1%	22	—	1,127	0.1%	(37)	—

Net earnings	$53,832	10.4%	$37,482	9.7%	$101,633	10.1%	$73,009	9.5%

Net earnings per share:

Basic	$0.58		$0.41		$1.09		$0.79

Diluted	$0.57		$0.40		$1.08		$0.78

Weighted number of shares outstanding:

Basic	93,008		92,180		92,979		92,033

Diluted	93,893		93,507		93,966		93,373

Guess?, Inc. and Subsidiaries
Consolidated Segment Data
(dollars in thousands)

	Three Months Ended			Six Months Ended
	August 2,	August 4,	%	August 2,	August 4,	%
	2008	2007	chg	2008	2007	chg

Net revenue:
Retail operations	$242,360	$201,573	20%	$454,297	$381,102	19%
Wholesale operations	72,363	57,278	26%	147,497	116,473	27%
European operations	174,233	107,888	61%	352,897	226,807	56%
Licensing operations	26,216	21,548	22%	49,701	41,854	19%
	$515,172	$388,287	33%	$1,004,392	$766,236	31%

Earnings (loss) from operations:
Retail operations	$30,136	$27,761	9%	$52,980	$47,653	11%
Wholesale operations	10,791	10,193	6%	23,345	20,894	12%
European operations	40,126	19,366	107%	80,087	47,083	70%
Licensing operations	22,530	19,107	18%	42,777	36,464	17%
Corporate overhead	(18,573)	(17,066)	9%	(38,254)	(34,799)	10%
	$85,010	$59,361	43%	$160,935	$117,295	37%

Operating margins:
Retail operations	12.4%	13.8%		11.7%	12.5%
Wholesale operations	14.9%	17.8%		15.8%	17.9%
European operations	23.0%	18.0%		22.7%	20.8%
Licensing operations	85.9%	88.7%		86.1%	87.1%
Total Company	16.5%	15.3%		16.0%	15.3%

Guess?, Inc. and Subsidiaries
Selected Condensed Consolidated Balance Sheet Data
(in thousands)

	August 2,	February 2,	August 4,
	2008	2008	2007

ASSETS

Cash and cash equivalents	$294,481	$275,595	$200,456

Receivables, net	288,173	254,400	186,905

Inventories, net	258,888	232,159	226,377

Other current assets	71,307	52,585	45,993

Property and equipment, net	252,464	229,917	191,040

Other assets	151,977	141,572	138,393

Total Assets	$1,317,290	$1,186,228	$989,164

LIABILITIES AND STOCKHOLDERS' EQUITY

Current portion of borrowings and capital lease obligations	$40,703	$35,254	$3,550

Other current liabilities	395,184	353,037	325,264

Borrowing and capital lease obligations	18,173	18,724	17,669

Other long-term liabilities	119,476	116,250	104,936

Minority interest	8,465	5,989	4,570

Stockholders' equity	735,289	656,974	533,175

Total Liabilities and Stockholders' Equity	$1,317,290	$1,186,228	$989,164

Guess?, Inc. and Subsidiaries
Condensed Consolidated Cash Flow Data
(in thousands)

	Six Months Ended
	August 2,	August 4,
	2008	2007

Net cash provided by operating activities	$112,122	$61,826

Net cash used in investing activities	(56,011)	(57,724)

Net cash used in financing activities	(38,763)	(13,634)

Effect of exchange rates on cash	1,538	2,371

Net increase (decrease) in cash and cash equivalents	18,886	(7,161)

Cash and cash equivalents at the beginning of the period	275,595	207,617

Cash and cash equivalents at the end of the period	$294,481	$200,456

Supplemental information:

Depreciation and amortization	$29,378	$24,558

Rent	76,703	55,296

Guess?, Inc. and Subsidiaries
Retail Store Data
U.S. and Canada

	Six Months Ended
	August 2,	August 4,
	2008	2007

Number of stores at the beginning of the period	373	334

Store openings	35	20

Store closures	(1)	(7)

Number of stores at the end of the period	407	347

Total store square footage at the end of the period	1,883,000	1,646,000